Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-35756 of Regeneration Technologies, Inc. on Form S-8 and in Registration Statement No. 333-101957 of Regeneration Technologies, Inc. on Form S-3 of our reports dated March 5, 2004, appearing in this Annual Report on Form 10-K of Regeneration Technologies, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Orlando, Florida

March 5, 2004